EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form S-1 filed by Pacific Ventures Group Inc. (the “Registrant”) of our report dated March 29, 2018, relating to the audit of the financial statements for the period ending December 31, 2017 and 2016 of the Registrant, which includes an explanatory paragraph as to the Registrant’s ability to continue as a going concern, and the reference to our firm under the caption “Experts” in the Registration Statement.

/s/ Dylan Floyd Accounting & Consulting
DylanFloyd Accounting & Consulting http://www.dylanfloydsolutions.com/ Santa Clarita, CA

December 21, 2018